UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 29, 2010 (January 27, 2010)

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Avis Budget Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	1-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

 (973) 496-4700
(Registrant's telephone number, including area code)

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2010, we amended and restated our agreement with Ronald L. Nelson, our Chairman and Chief Executive Officer (the "Executive").  Such agreement was last amended in December 2008 (the "Prior Agreement").

Consistent with the Prior Agreement, the amended agreement provides a minimum base salary of $1 million and participation in employee benefit plans generally available to our executive officers, and provides for an annual incentive award with a target amount equal to 150% of the Executive's base salary, subject to attainment by the Company of performance goals to be determined by the Company's Compensation Committee.  The amended agreement also generally provides the Executive and his dependents with continuation of certain health and welfare benefits until the Executive reaches (or would have reached) age 75, reflecting no change from the Prior Agreement.  Also, consistent with the Prior Agreement, if the Executive's employment with us is terminated by us without "cause" or due to a "constructive discharge" (as defined in the amended agreement), the Executive generally will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards.  The definition of "constructive discharge" has also been amended in certain respects, including to eliminate the trigger that provided for grounds for a “constructive discharge” merely upon the occurrence of a “corporate transaction” (as previously defined).

The amended agreement has a five-year term ending on January 27, 2015, with no automatic renewal or severance provisions applicable at the end of such term.  The 280G excise tax gross-up provision contained in the Prior Agreement has been eliminated.

Effective June 30, 2010, the Executive will also serve as our President and Chief Operating Officer.  Beginning after June 30, 2012, either the Board of Directors of the Company or the Executive may elect to transition the Executive to serve solely as Chairman of the Board and appoint a new CEO.  If the Executive so elects, a fifty percent salary and bonus reduction will be imposed.  If the Board so elects, such salary reduction will be made in specified increments over the remaining term, based on the year in which such election is made.

The amended agreement contemplates a long-term equity incentive award, which was granted to the Executive on January 27, 2010.  The amended agreement provides that although the Company’s Compensation Committee retains the right to deliver future awards, the Company does not anticipate granting any additional equity incentive awards to the Executive during the term of the agreement with an aggregate grant date value in excess of $12 million, when added to the grant date value of the January 27, 2010 award.  Such award consists of 800,000 restricted stock units ("RSUs"), 25% of which vest one year from the date of grant and 75% of which will vest in four equal tranches on the second, third, fourth and fifth anniversaries of the grant date, subject to the Company's attainment of certain stock price goals generally as follows:

Tranche	Target Vesting Stock Price (100% vesting)	Threshold Vesting Stock Price (50% vesting)
2	$14.59	$13.45
3	16.42	14.52
4	18.47	15.69
5	19.62	16.31

The Executive was also granted an option to purchase 160,000 shares of common stock of the Company, which will vest ratably over five years.  Following a "change in control" (as defined in the award agreement) of the Company, such RSUs and options generally will become fully vested if the Executive's employment with us is terminated by us without "cause" or due to a "constructive discharge" (each term as defined in the amended agreement).  Subject to certain conditions in the award agreements, if the Executive's employment is terminated by us without "cause" or due to a "constructive discharge" during the first three years following the grant date (and not in connection with a “change in control”), the unvested RSUs and options described above would vest, pro-rata, based on the number of months elapsed since the grant date, with full vesting potentially occurring only after the third anniversary of the grant date of the awards.  The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last for one (1) year following the Executive's completion of the full five-year employment term, subject to certain exceptions, or for two (2) years from the date of termination if the Executive's employment is terminated earlier for any reason.

A copy of the amended agreement is attached hereto as an Exhibit and is incorporated herein by reference.  The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Avis Budget Group, Inc. and Ronald L. Nelson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC. /s/ Jean M. Sera
By:	Jean M. Sera Senior Vice President and Secretary

Date:  January 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Avis Budget Group, Inc. and Ronald L. Nelson.